EMPLOYMENT AGREEMENT


THIS AGREEMENT by and between STAR TECHNOLOGIES, INC., a
Delaware corporation (the "Company," which unless the context otherwise requires, shall include its wholly-owned subsidiary, CURRAN DATA TECHNOLOGIES, INC., an Indiana corporation (the "Subsidiary") and, for purposes of Sections 4 and 5 hereof, any other subsidiaries or affiliates of Star Technologies, Inc.), and CAROL L. CURRAN
("Employee") is hereby entered into and effective as of October 16, 1997.

W I T N E S S E T H :

WHEREAS, the Company desires to retain the services of Employee, and Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  EMPLOYMENT AND DUTIES

1.1	Employment; Position.  From and after the date of
this Agreement and throughout the Term of Employment (as herein defined), the Company hereby employs Employee to serve initially as (i) an Executive Vice President of the Company, and (ii) the President and a member of the Board of Directors of the Subsidiary. During the Term of Employment, the Company shall have the right from time to time to designate other or additional capacities or positions, of an executive nature, in which Employee shall serve the Company or any of its subsidiaries or affiliates.

1.2	Nature and Extent of Duties.  During the Term of
Employment, Employee shall: (i) render executive, policy and other management services to the Company and any of its subsidiaries or affiliates of the type customarily performed by persons serving in similar executive officer capacities and such duties as the Board of Directors of the Company may from time to time reasonably direct; and (ii) devote substantially all of her working time, attention and her best professional efforts to promote the interests of the Company and its subsidiaries and affiliates. During the Term of Employment, Employee shall not engage in any business activity other than that for and on behalf of the Company and its subsidiaries and affiliates; provided, however, that Employee may serve on the board of directors of another company or companies unaffiliated with the Company.

1.3	Board Appointment.  Upon the achievement by the
Subsidiary of annual revenues of greater than four million dollars, the Company will consider Employee's nomination to the Board of Directors of the Company.

2.  TERM; TERMINATION; RIGHTS ON TERMINATION

2.1	Term of Employment.  Employee's employment hereunder
shall be for the period commencing on the date hereof and ending on the earlier of (i) October 15, 2000, and (ii) the date of termination of employment under this Agreement (the "Term of Employment").

2.2	Termination of Employment.  Employee's employment
may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. Employee's employment shall be terminated upon her death.

(b) Disability. The Company may terminate Employee's employment because of disability. For this purpose, "disability" shall mean the inability of Employee to perform her duties under this Agreement because of physical or mental illness or incapacity for a continuous period of at least 120 days.

(c) Cause. The Company may terminate Employee's employment for cause. For purposes of this Agreement, the Company shall have "cause" to terminate Employee's employment in the event of: (i) Employee's material and irreparable breach of the provisions of this Agreement; (ii) Employee's gross negligence in the performance of any of Employee's material duties and responsibilities hereunder;
(iii) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (iv) any act or conduct inconsistent with the standards of loyalty, integrity or care reasonably required of other executives of the Company at a comparable level of management; or (v) conviction of Employee of a felony.

2.3	Notice of Termination.  Any termination of
Employee's employment by the Company (other than termination pursuant to Section 2.2(a) hereof) shall be communicated to Employee by a written notice of termination (the "Notice of Termination"). Any Notice of Termination given by the Company shall specify the particular termination provision of this Agreement relied upon as providing a basis for the termination under the provision so specified.

2.4	Termination Date.  The Termination Date shall mean:
(i) if Employee's employment is terminated by her death, the date of her death; (ii) if Employee's employment is terminated as a result of her disability, the date specified in the Notice of Termination, which shall be after the expiration of the 120-day period specified in Section 2.2(b); (iii) if Employee's employment is terminated by the Company for cause, the date specified in the Notice of Termination; or (iv) if Employee's employment is terminated for any other reason, sixty days following the date on which the Notice of Termination is given.

2.5	Rights on Termination.

(a)  Termination Because of Death, Disability or For
Cause.  If Employee's employment is terminated because of
(i) her death; (ii) her disability; (iii) or for cause, the Company shall pay Employee (or her estate, in the case of her death) her salary and a pro rata portion of any bonus specified in Section 3.2, if any, and Employee shall also be entitled to receive all benefits vested and reimbursements due, through the Termination Date, and the Company shall have no further obligation to Employee hereunder including any obligations to pay severance compensation. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the Termination Date, except for such rights and obligations intended to survive the Termination Date, which shall include, without limitation, the provisions of Sections 4, 5, 8.1, 8.2 and 8.8.

(b) Termination Without Cause. If the Company shall terminate Employee's employment in breach of this Agreement, then:

(1) the Company shall pay Employee her salary and a pro rata portion of the bonus specified in Section 3.2 hereof, if any, through the Termination Date and all other unpaid and pro rata amounts to which Employee is entitled as of the Termination Date under any compensation plan or program of the Company, including, without limitation, all accrued vacation time; and

(2) the Company shall pay as liquidated damages to Employee, and in lieu of any further salary or other payments or benefits hereunder for the period after the Termination Date, the Base Salary to be otherwise paid to Employee pursuant to Section 3.1 hereof through October 15, 2000. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the Termination Date, except to the extent necessary to the intended preservation of such rights and obligations, which shall include, without limitation, the provisions of Sections 4, 5, 8.1, 8.2 and 8.8.

3.  COMPENSATION

3.1	Base Salary.  As compensation for services hereunder
and in consideration of her agreement not to compete as set forth in Section 4, during the Term of Employment the Subsidiary shall pay Employee a base salary of $150,000 per year, payable in appropriate installments to conform with the regular payroll dates for salaried personnel of the Subsidiary.

3.2	Incentive Bonus.

(a)  For each of two one-year periods beginning November
1, 1997, Employee shall be eligible for a bonus based on the Subsidiary operating income, before bonus, calculated in accordance with generally accepted accounting principles, consistently applied. Employee will be entitled to fifty percent (50%) of the Subsidiary's operating income in excess of $100,000 in each of the two periods in which this provision applies. In the event that the Subsidiary is merged, combined or reorganized, the Company may compute operating income in any other manner that equitably reflects what the Subsidiary operating income would otherwise have been. Within 60 days after the end of each period in which a bonus is applicable, such bonus will be paid by the Company half in cash and half in restricted shares of Company common stock. The value of such stock will be determined using the average closing price per share of the Company common stock as reported on the Nasdaq National Market System (as published in The Wall Street Journal, or if not reported thereby, another authoritative source) for the five trading days ending on the third day preceding the last day of each bonus period.

(b) Subject to approval by the Board of Directors of the Company, the Company and Employee agree to negotiate in good faith the terms of an incentive bonus following the two bonus periods described in Section 3.2(a).

3.3	Benefits and Other Compensation.  Employee shall be
entitled to receive such fringe benefits as the Subsidiary generally makes available to its employees. Such benefits include health, disability, dental, and life insurance plans, as well as paid holidays, plus vacation time in such amount as may be afforded key employees under the Subsidiary's policies in effect from time to time. In addition, compensation to Employee includes participation by Employee in such other Company-wide employee benefits as are available from time to time to the Company's subsidiaries. Employee shall also be eligible to participate in any stock option program or employee stock purchase plan to the extent that other executives at a comparable level of management are eligible to participate.

4.  NON-COMPETITION AGREEMENT

4.1	Covenant Not to Compete.  Employee agrees that
during the Term of Employment and for one year thereafter she will not, directly or indirectly, for herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or the Subsidiary, within any jurisdiction in which the Company or the Subsidiary is duly qualified to do business, or within any marketing area in which the Company or the Subsidiary is doing a material amount of business or in any area in which the Company or the Subsidiary is in the process of initiating business operations during the term of this covenant (the "Territory");

(ii) call upon or contact any person who is, at that time, within the Territory, an employee of the Company
(including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including the subsidiaries thereof), provided, that Employee shall be permitted to call upon and hire any member of her immediate family;

(iii) call upon or contact any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company (including the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company (or its subsidiaries) within the Territory;

(iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was either called upon by the Company
(including the subsidiaries thereof) or for which the Company (or its subsidiaries) made an acquisition analysis, for the purpose of acquiring such entity; or

(v) disclose customers, whether in existence or proposed, of the Company (or its subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than three percent (3%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter. The
Company acknowledges Employee's ownership interest in Validata Servicios de Captura.

4.2	Applicability of Covenant.

(a) It is agreed by the parties that the foregoing covenants in this Section 4 impose a reasonable restraint on Employee in light of the activities and business of the Company (including the Company's subsidiaries) on the effective date of this Agreement and the current plans of the Company (including the Company's subsidiaries); but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Company's subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Employee, subject to
Section 4.2(b). For example, if, during the term of this Agreement, the Company (including the Company's subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business of the Company or its subsidiaries on the effective date of this Agreement or the locations currently established therefor, then Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business through the term of this covenant.

(b) It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company (including the Company's subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 4.1, and in any event such new business, activities or location are not in violation of this Section 4 or of Employee's obligations under this Section 4, if any, Employee shall not be chargeable with a violation of this Section 4 if the Company (including the Company's subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

(c) In the event that a court or arbitrator determines that the covenant in Section 4.1 is overly broad or exceeds what is legally enforceable, then Employee agrees that
Section 4.1 shall be modified to the extent necessary to cause it to be legally enforceable.

4.3	Enforcement of Covenant.  All of the covenants in
this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one year stated at the beginning of this
Section 4, during which the agreements and covenants of Employee made in this Section 4 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this
Section 4.

4.4	Remedy on Breach of Covenant.  Because of the
difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by her by injunctions and restraining orders.

5.  INTELLECTUAL PROPERTY; CONFIDENTIALITY

5.1	Disclosure and Assignment of Intellectual Property.

(a) Employee agrees to disclose and hereby assigns to the Company all rights to any inventions or discoveries, whether or not patentable, that are conceived, made, developed, built, or reduced to practice, by her solely or jointly with others, during the Term of Employment (or conceived by Employee before the Term of Employment but made into something, developed, built or reduced to practice, by her solely or jointly with others, during the Term of Employment and that relate to the Company's (or its subsidiaries') business, actual or demonstrably anticipated research and development or any work performed by Employee for the Company (collectively, the "Company Intellectual Property"). Employee agrees that all such inventions and discoveries are the sole property of the Company.

(b) Employee agrees to sign documents and, at the Company's expense, to take such other actions as are necessary to transfer complete and exclusive ownership of Company Intellectual Property to the Company. In addition,
Employee will sign such documents as the Company from time to time considers advisable in order to apply for patent or copyright protection relating to Company Intellectual
Property in the Company's name. Employee further agrees to cooperate with the Company to obtain patent or copyright protection in the United States and foreign countries for any Company Intellectual Property.

(c) As used in this Agreement, "inventions and discoveries" shall have the broadest meaning and shall include but not be limited to new products, machines, methods, processes, software programs, hardware, improvements, compositions of matter, and designs or configurations.

5.2	Confidentiality.  Employee agrees that during the
Term of Employment and thereafter, except in compliance with legal process, or as required in the performance of her duties hereunder, she will not divulge to anyone (other than persons employed by or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, know-how, inventions, discoveries, marketing information, business strategies, customer lists, and other proprietary business information. For purposes of this provision, all information relating to the Company and to the Company's business shall be deemed confidential unless the information is generally known and available to the public. Employee agrees to employ all reasonable measures to prevent the unauthorized use by or through her of confidential or proprietary business information. Employee agrees that in the event she has any doubt as to whether certain information is confidential or proprietary, she will hold the information in the strictest confidence and otherwise treat it as if it were proprietary or confidential. In the event of a violation of this Section 5.2, the remedies of the Company shall include, but shall not be limited to, the right to seek injunctive relief in accordance with Section 8.2.

5.3	Return of Company Property.  Upon the termination of
her employment for any reason and without the necessity of recourse to legal process, Employee shall promptly surrender to Company all originals and copies of any document, letter, computer disc or tape, or other papers or instruments in her possession or under her control relating to the operations, business, or affairs of the Company or with respect to Employee's performance of her duties hereunder. The Company agrees, upon reasonable notice from Employee and, to the extent reasonably possible and without the necessity of recourse to legal process, to make available to Employee such Company records in its possession as may be reasonably requested by Employee in connection with Employee's defense of any claim, proceeding or lawsuit arising out of her employment by the Company.

6.  REIMBURSEMENT OF EXPENSES

Employee shall be entitled to be reimbursed for reasonable and customary travel and other expenses reasonably incurred in connection with her services to the Company and the Subsidiary during the Term of Employment and pursuant to this Agreement, provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and the Subsidiary, as applicable.

7.  BREACH BY EMPLOYEE

Both parties recognize that the services to be rendered under this Agreement by Employee are personal in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by her, or in the event Employee performs services for any person, firm or corporation engaged in a line of competing business with the Company, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Employee, or to enjoin Employee from performing services for any such other person, firm or corporation.

8.  MISCELLANEOUS

8.1	Governing Law.  The interpretation and construction
of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Indiana, excluding its conflict of law rules. All payments hereunder shall be subject to applicable federal, State and local tax withholding requirements.

8.2	Dispute Resolution.  Any dispute, controversy, or
claim arising directly or indirectly from this Agreement or from Employee's employment under this Agreement that cannot be resolved through good faith negotiation, shall be submitted to non-binding mediation conducted by a mutually selected mediator. If a dispute, controversy, or claim is not resolved through mediation, it shall be fully and finally settled by arbitration in the Commonwealth of Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single mutually selected arbitrator whose decision shall be final and binding. The arbitrator shall not have authority to award punitive or other non-compensatory damages to either party. The claims that may be arbitrated include, but are not limited to, claims based on contract, fraud, misrepresentation, statute, or tort. In any arbitration under this Agreement, the parties will bear their own attorneys' fees and costs. Either party may enter the arbitrator's award in any court in the Commonwealth of Virginia that has jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Sections 4.1 or 5.2 of this Agreement. Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, it being acknowledged and agreed that any breach or threatened breach of the provisions of Sections 4.1 or 5.2 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

8.3	Third-Party Beneficiaries.  Each party hereto
intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

8.4	Severability.  Any provision of this Agreement which
is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.5	Captions.  The section captions used herein are for
reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement or any part hereof.

8.6	Notices.  Any notice or other communications
required or permitted hereunder shall be in writing and be sufficiently given if delivered in person or sent by facsimile (which provides written confirmation to the sender of its delivery) or by registered or certified mail, postage prepaid, or by overnight courier service, addressed as follows:

If to the Company, to:

Star Technologies, Inc.
515 Shaw Road
Sterling, Virginia 20166

Attention: Chief Financial Officer
Fax: (703) 435-3268
with a copy to:

William J. Mutryn, Esq.
Holland & Knight, LLP
2100 Pennsylvania Avenue, N.W.
Washington, D.C.  20037

Fax: (202) 955-5564

and if to Employee, to:

Ms. Carol L. Curran
12305 Thunder Bay Court
Indianapolis, Indiana  46236

Fax: (317) 826-1061

with a copy to:

Robert M. Koeller, Esq.
Maddox Koeller Hargeth & Caruso
7351 Shadeland Way
Suite 190
Indianapolis, Indiana  46256

Fax: (317) 598-2050

or such other address as shall be furnished in writing by any party to the others, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 8.6.

8.7	Parties in Interest.  This Agreement is a personal
contract and, except as specifically set forth herein, the rights and interests of Employee set forth herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

8.8	No Conflicting Agreements.  Employee hereby
represents and warrants to the Company that the execution of this Agreement by Employee and her employment by the Company and the performance of her duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

8.9	Counterparts.  This Agreement may be executed in one
or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one instrument.

8.10	Waiver.  Waiver by either party of any breach or
failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

8.11	Entire Agreement.  Employee has no oral
representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

8.12	Amendments.  This Agreement may not be amended or
modified orally, but only by an amendment in writing signed by both parties.

8.13	Prior Agreements.  Employee and Company agree that
the Employment Agreement between Employee and the Subsidiary dated as of October 16, 1995 is hereby terminated, without reservation of right as of the date hereof and is of no further effect. The Company shall cause the Subsidiary to ratify such termination. Employee represents and warrants that there are no other agreements between Employee and the Subsidiary existing as of the date hereof.

8.14	Sale or Merger.  This Agreement shall survive and
remain in full force and effect notwithstanding the sale of a majority of the stock or substantially all of the assets or merger of the Subsidiary or the sale of substantially all of the assets, merger or change in control of the Company.

IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be duly executed on the date first set forth above.


STAR TECHNOLOGIES, INC.


By:
/s/ Robert C. Compton
____________________________
Robert C. Compton
Chairman, President & CEO



EMPLOYEE


/s/ Carol. L. Curran
____________________________
Carol L. Curran

EMPLOYMENT AGREEMENT		PAGE  9
EMPLOYMENT AGREEMENT		SIGNATURE PAGE